WILLAMETTE VALLEY
VINEYARDS

Please click HERE first to view or download our Prospectus, 10k, 10q and 8k. This will open in a new browser window as a PDF document. Please return here after viewing to close this pop-up window and proceed.

PROSPECTUS

Free Writing Prospec ... ent No. 333-205174

PLEASE ANSWE

After you submit your answers you will then be directed to select the quantity of shares you would like to purchase and fill in your billing information.

I have downloaded/viewed and/or requested the prospectus by mail.

YES

I am a resident of:

Oregon

Submit

Willamette Valley Vineyards, Inc., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents at http://www.wvv.com/prospectus, or we will arrange to send you the prospectus (including the documents incorporated therein by reference) if you so request by writing us at stock.offering@wvv.com or by calling us toll-free 1-800-344-9463.

WELCOME: BRANDON CONN ACCOUNT SIGN OUT NEW USER CART (0) (JOIN OUR MAILING LIST)

WILLAMETTE VALLEY
VINEYARDS

OREGON PINOT NOIR | ABOUT US | VISIT US | EVENTS | SHOP WINES | WINE CLUB | OUR BLOG

PROSPECTUS

Free Writing Prospectus to Prospectus dated August 11, 2015 Filed Pursuant to Rule 433 Registration Statement No. 333-205174

PLEASE ANSWER THE QUESTIONS BELOW

After you submit your answers you will then be directed to select the quantity of shares you would like to purchase and fill in your billing information.

I have downloaded/viewed and/or requested the prospectus by mail.

YES

I am a resident of:

Oregon

Submit

Willamette Valley Vineyards, Inc., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents at http://www.wvv.com/prospectus, or we will arrange to send you the prospectus (including the documents incorporated therein by reference) if you so request by writing us at stock.offering@wvv.com or by calling us toll-free 1-800-344-9463.

WELCOME: BRANDON CONN ACCOUNT SIGN OUT NEW USER CART (0) (JOIN OUR MAILING LIST)

WILLAMETTE VALLEY
VINEYARDS

OREGON PINOT NOIR | ABOUT US | VISIT US | EVENTS | SHOP WINES | WINE CLUB | OUR BLOG

PROSPECTUS

Thank you for your information.

Please follow the link below to continue to purchase your stock.

PURCHASE STOCK


WILLAMETTE VALLEY VINEYARDS
WVV
SHOP WINES

CATEGORIES

- Pinot Noir
- Whites
- Griffin Creek
- Gift Cards
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SHIPPING OPTIONS

- Ship to: Oregon
- Pick up order at winery

Call a Winery Ambassador for Personalized Wine Suggestions and Easy Ordering!



Duska Jensen
Winery Ambassador
email or call me at
800-344-9463

OVERVIEW | DESCRIPTION | SPECIFICATIONS

Preferred Stock Subscription Application

Series A Redeemable, Cumulative Dividend of 22 cents per share annually or 5.3% at $4.15 per share.

Please type the number of shares you wish to purchase in the box at the bottom of this page and click Add to Cart.

NOTE: On the next page, you will notice features that do not pertain to this order like Special Offer Codes, Shipping Preferences and the option to Continue Shopping. Please ignore these features as we are using our winery Shopping Cart system to process your Stock Subscription Application. We will snail mail you a Subscription Form for you to obtain the exact names you want on the Stock Certificate as well as your Social Security or Tax ID number for the reporting of dividends (you may choose to call the winery with that number). Your funds will be refunded to you if your hard copy Subscription Agreement is not returned to the winery, is incomplete or not accepted.

Price Per Share	Date of Subscription
$4.15	On or before September 30, 2015
$4.25	October 1, 2015 - December 31, 2015
$4.35	January 1, 2016 - March 31, 2016
$4.45	April 1, 2016 - June 30, 2016

Benefits of Ownership
25% off wine purchases, exclusive invitations to tastings, special access to closed events, priority reservation at certain events among others.

$4.15 / Shares

1 Add To Cart

$0.00